UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio	1-1097	31-0455440
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

600 Albany Street, Dayton, Ohio (Address of principal executive offices)	45417 (Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 19, 2015, The Standard Register Company (the “Company”) and its subsidiaries (together with the Company, the “Sellers”) agreed, subject to approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) presiding over the chapter 11 cases filed by the Sellers, to enter into an Asset Purchase Agreement (the “Purchase Agreement”) with Taylor Corporation (the “Purchaser”).

Under the terms of the Purchase Agreement, the Purchaser agreed to purchase substantially all of the assets of the Sellers for consideration of approximately $306.7 million, consisting of cash and assumption of certain liabilities.

On June 19, 2015, the Bankruptcy Court entered an order authorizing the Company and the other Sellers to enter into the Purchase Agreement and the transactions contemplated thereby.  The consummation of the transactions contemplated by the Purchase Agreement remains subject to certain closing conditions.

The net proceeds of the transaction, after paying costs associated with the transaction, will be used to satisfy certain of the obligations of the Company and its subsidiaries to their creditors. The Company does not anticipate that there will be proceeds ultimately available to the Company from this transaction and other potential asset sales sufficient, after payments to creditors, to result in any distribution to the stockholders of the Company.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 18, 2015, Joseph P. Morgan, Jr., President and Chief Executive Officer of the Company, notified the Company of his resignation from his positions as a director, manager and officer, including any and all similar managerial or governance positions, of the Company and each of its subsidiaries, to be effective June 26, 2015.

The Board of Directors of the Company has appointed Kevin M. Carmody as interim President and Chief Executive Officer of the Company, and to each position as a director, manager and officer, including any and all similar managerial or governance positions, previously held by Mr. Morgan at the Company and each of its subsidiaries, to be effective immediately upon Mr. Morgan’s resignation.  Mr. Carmody, 45, has been with McKinsey RTS since December 2011. He is currently an RTS Partner who leads McKinsey RTS’s services in corporate restructuring. Prior to joining McKinsey RTS, Mr. Carmody was a Managing Director at AlixPartners, LLP, a consulting and advisory firm.  He is currently serving as the Company’s Chief Restructuring Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

THE STANDARD REGISTER COMPANY

Date: June 19, 2015

By: /s/ Gerard D. Sowar

Gerard D. Sowar,

Executive Vice President, General Counsel

and Secretary